UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)
SCHEDULE 14A INFORMATION

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Barnes & Noble, Inc.

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BARNES & NOBLE, INC.
SUPPLEMENTAL MATERIAL TO OUR PROXY STATEMENT
FOR OUR ANNUAL MEETING TO BE HELD ON WEDNESDAY, OCTOBER 3, 2018

This Supplement dated September 20, 2018 amends and supplements the Proxy Statement of Barnes & Noble, Inc. (“we”, “our” or the “Company”) dated August 24, 2018 (the “Proxy Statement”) with the following information.

Important Information
The Company has filed a definitive Proxy Statement with the Securities and Exchange Commission (the “SEC”) and has furnished to its shareholders a Proxy Statement in connection with the solicitation of proxies for the 2018 Annual Meeting of Shareholders. The Company advises its shareholders to read the Proxy Statement relating to the 2018 Annual Meeting, as amended and supplemented by this Supplement, because it contains important information. Shareholders may obtain a free copy of the Proxy Statement and other documents that the Company files with the SEC at the SEC’s website at www.sec.gov.

Background to Supplemental Material
The Company is providing supplemental information regarding the deliberations by the Company’s Board of Directors in relation to Mark Carleton’s attendance record and the less than majority vote support he received at last year’s Annual Meeting of Shareholders.

Review and Consideration of Mark Carleton’s Service to the Board
Mr. Carleton is a highly respected member of the Board and an important contributor. He is a key executive of Liberty Media Corporation, one of the largest media, entertainment and communications conglomerates in the world, and the professional knowledge that he brings to the Board is invaluable.

The Board of Directors takes the views and concerns of our shareholders very seriously. Prior to the 2017 Annual Meeting, the Board had raised their concerns with Mr. Carleton with respect to his Board attendance.  The Board then had further deliberations about whether Mr. Carleton should continue to serve on the Company’s Board following the less than majority support he received at the 2017 Annual Meeting.

In discussions with the Board, Mr. Carleton made a commitment to improve his attendance at the Company’s Board meetings.  Mr. Carleton’s previous position as Chief Development Officer and Senior Vice President of Liberty Media had required significant travel, which resulted in conflicts with the Board’s meeting schedule.  Mr. Carleton subsequently was promoted to Chief Financial Officer of Liberty Media, which required far less travel and significantly reduced conflicts, including time zone and travel commitments, with the Board’s meetings.  Mr. Carleton felt that given his new position, he would be more able to regularly attend the meetings. In fact, since September 18, 2017, the date of the 2017 Annual Meeting, he only missed one Board meeting and one committee meeting, having attended 3 of the 4 board meetings and 4 of the 5 committee meetings held in fiscal 2018.

In addition to scheduled meetings, Mr. Carleton has also participated in many meetings with Company Chairman, Leonard Riggio, concerning strategic issues, including those pertaining to the evolving media landscape, much of which indirectly affects the Company.

Following the 2017 Annual Meeting shareholder vote, and after receiving Mr. Carleton’s commitment on future attendance, the Board decided that it was in the best interests of the Company for Mr. Carleton to remain on the Board.  This decision was based on a number of factors, including: Mr. Carleton’s position as a key executive of one of the largest media companies in the world, which provides valuable insights of the ever-changing media landscape; his financial acumen, which has proven to be a tremendous resource to the Company on a number of strategic financial decisions, and his keen insight that enables him to provide tremendous value in observations and alternatives.